EXHIBIT 3.127
CERTIFICATE OF INCORPORATION
OF
KAY COUNTY HOSPITAL CORPORATION
The undersigned, for the purpose of forming an Oklahoma profit corporation pursuant to the provisions of Title 18, Section 1001 of the Oklahoma General Corporation Act (the “Act”), does hereby execute the following Certificate of Incorporation:
ARTICLE ONE
The name of the corporation is Kay County Hospital Corporation.
ARTICLE “TWO
The name of the registered agent and the street address of the registered office in the State of Oklahoma is National Registered Agents, Inc. of OK, 115 Southwest 89th Street, Oklahoma City, Oklahoma 73139-8505.
ARTICLE THREE
The duration of the corporation is perpetual.
ARTICLE FOUR
The purpose for which the corporation is organized is to engage in the transaction of any or all lawful business for which corporations may be incorporated under the Act.
ARTICLE FIVE
The aggregate number of shares of all classes which the Corporation shall have authority to issue is One Thousand (1,000) shares Common Stock with a par value of $.01 per share. The number of shares proposed to be issued is One Thousand (1,000) shares Common Stock with $1,000 consideration to be received.
ARTICLE SIX
The name and address of the incorporator is:
Robin J. Keck
c/o Community Health Systems
7100 Commerce Way, Suite 100
Brentwood, Tennessee 37027
ARTICLE SEVEN
The complete address of the corporation’s principal office is 7100 Commerce Way, Suite 100, Brentwood, Williamson County, Tennessee 37027.

ARTICLE EIGHT
Election of the Directors need not be by written ballot unless the Bylaws of the corporation shall so provide.
ARTICLE NINE
To the fullest extent permitted by Oklahoma law, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under the Act or (iv) for any transaction from which the director derived an improper personal benefit, If the Act is amended hereafter to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Act, as so amended.
Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.
ARTICLE TEN
A. Rights to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director or officer of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an Indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director or officer or in any other capacity while serving as a director or officer, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Act as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than permitted prior thereto), against all expense, liability and loss (including, without limitation, attorneys’ fees, judgments, fines, excise taxes or penalties and amounts paid or to be paid in settlement) incurred or suffered by such indemnitee in connection therewith and such indemnification shall continue with respect to an indemnitee who has ceased to be a director or officer and shall inure to the benefit of the inclemnitee’s heirs, executors and administrators; provided, however, that except as provided in paragraph (B) of this Article Ten with respect to proceedings to enforce rights to indemnification, the Corporation shag indemnify any such indemnitee in connection with a proceeding initiated by such indemnitee only if such proceeding was authorized by the Board of Directors of the Corporation. The right to indemnification conferred in this Article Ten shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition (hereinafter an “advancement of expenses”): provided, however, that, if the Act requires, an advancement of expenses incurred by an indemnitee shag be made only upon delivery to the Corporation of an undertaking (hereinafter an “undertaking’), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a “final adjudication”) that such indemnitee is not entitled to be indemnified for such expenses under this Article Ten or otherwise.
B. Right of indemnitee to Bring Suit. If a claim under paragraph (A) of this Article Ten Is not paid in full by the Corporation within sixty days after a written claim has been received by the Corporation (except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty days), the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim, It successful in whole or in part in any such suit, the indemnitee shall also be entitled to be paid the expense of prosecuting or defending such suit: In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) in any suit by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met the applicable standard of conduct set forth in the Act. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee has met the applicable standard of conduct set forth in the Act, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel or its stockholders) that the indemnitee has not met such applicable standard of conduct, or in the case of such a suit brought by the indemnitee, shall be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder or by the Corporation to recover en advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled under this Article Ten or otherwise to be indemnified, or to such advancement of expenses, shall be on the Corporation:
C. Non-Exclusivity of The rights to indemnification and to the advancement of expenses conferred in this Article Ten shall not be exclusive of any other right which any person may have or hereafter acquire under this Certificate of Incorporation or any Bylaw, agreement, vote of stockholders or disinterested directors or otherwise.
D. Insurance. The Corporation may maintain insurance, at its expense, to protect itself and any indemnitee against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Act.
E. Indemnity of Emelovees and Agents of the Corporation. The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the advancement of expenses to any employee or agent of the
Corporation to the fur/est extent of the provisions of this Article Ten or as otherwise permitted under the Act with respect to the Indemnification and advancement of expenses of directors and officers of the Corporation.

ARTICLE ELEVEN
The Bylaws of the Corporation may be altered, amended or repealed or new Bylaws may be adopted by the board of directors.
IN WITNESS WHEREOF, I have hereunto set my hand, this 41h day of January, 2006. The undersigned incorporator hereby declares, under penalties of perjury, that the statements made in the foregoing Certificate of Incorporation are true.
/s/ Robin J. Keck
Name: Robin J. Keck, Incorporator

4